Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the inclusion in the Pre-effective Amendment No. 3 to the Registration Statement (Form S-1 No. 333-124950) and related Prospectus of United States Oil Fund, LP (formerly New York Oil ETF, LP) of our report dated November 8, 2005 on our audit of the September 30, 2005 financial statements of United States Oil Fund, LP (formerly New York Oil ETF, LP) and our report dated November 8, 2005 on our audit of the September 30, 2005 financial statement of Victoria Bay Asset Management, LLC.
/s/ Eisner LLP
Eisner LLP

New York, New York
December 1, 2005